Exhibit 99.1

World Point Terminals, LP Announces Increased Revenues, Adjusted EBITDA and Net Income for the Year Ended December 31, 2016

•	Revenues increased 4% compared to the year ended December 31, 2015
•	Adjusted EBITDA increased 3% compared to the year ended December 31, 2015
•	Net income increased 10% compared to the year ended December 31, 2015

ST. LOUIS, Missouri, March 14, 2017 –World Point Terminals, LP (the “Partnership”), a Delaware limited partnership (NYSE: WPT), announced today its financial results for the year ended December 31, 2016.

“I am satisfied with the financial and operational growth that World Point experienced during 2016,” said Ken Fenton, President and Chief Operating Officer of WPT GP, LLC, the general partner of the Partnership. “Market conditions remained challenging throughout 2016 and have persisted in the first part of 2017, most notably at the Galveston terminal, where we continue to experience intense competition and lower than average customer retention, and also at the Baton Rouge and St. Louis terminals where customers negotiated reduced volumes and shorter contract terms.

“Despite these challenges, we did experience measured, incremental financial growth fueled by the acquisition of the Salisbury terminal late in 2015 as well as organic growth projects at several of our terminals. In addition to the previously announced construction of 178,000 barrels of storage capacity at the North Little Rock terminal and two new rail spurs at the Chickasaw terminal, we have completed substantial construction at the Mobile terminals, including the addition of 99,000 barrels of storage capacity at the Blakeley Island terminal that was placed in service in early 2017.”

Financial Summary

A summary of the financial results for the year ended December 31, 2016 compared to the year ended December 31, 2015, includes:

•	Revenues for the year ended December 31, 2016 increased by $3.5 million, or 4%, compared to the year ended December 31, 2015.
o	Base storage services fees increased by $4.2 million, or 5%, from the year ended December 31, 2015, primarily as a result of additional tanks at the Blakeley Island terminal that were placed under contract during the first half of 2016, new customers at the Galveston terminal, increased volume contracted to Apex at the Glenmont terminal, and the addition of the Salisbury terminal in the fourth quarter of 2015, partially offset by reduced base storage fees at the Baton Rouge and St. Louis terminals.
o	Excess storage fees increased less than $0.1 million, or 6%, from the year ended December 31, 2015.
o	Ancillary and additive services fees decreased by $0.7 million, or 5%, from the year ended December 31, 2015, primarily as a result of reduced polymer processing activity at the Granite City terminal and reduced barge loading fees at the Newark terminal.
•	Operating expenses for the year ended December 31, 2016 increased by $0.9 million, or 3%, compared to the year ended December 31, 2015. This increase was primarily attributable to a (i) $0.4 million increase in utility costs due to an increase in the cost of natural gas at the Galveston terminal, (ii) $0.4 million increase in other costs including $0.4 million in sales and use tax assessments related to construction and repair work at the Blakeley Island and Chickasaw terminals and a $0.1 million increase in insurance deductible paid at the Newark terminal, offset by a $0.1 million decrease in throughput fees paid at the Baltimore and Granite City terminals, and (iii) $0.4 million increase in repairs and maintenance due to periodic tank cleanings and repairs, offset by a $0.3 million decrease in insurance expense.

•	Selling, general and administrative expenses for the year ended December 31, 2016 increased by $0.6 million, or 9%, compared to the year ended December 31, 2015. This increase was primarily attributable to a (i) $0.5 million increase in personnel expenses due to year-end employee bonuses, (ii) $0.2 million increase in audit and tax preparation expenses, (iii) $0.2 million increase in directors’ fees, and (iv) $0.1 million increase in utility and other office expenses, offset by a $0.2 million decrease in unit-based compensation due to the vesting of units granted in 2013 and a $0.2 million decrease in insurance and legal expenses.
•	Depreciation and amortization expense for the year ended December 31, 2016 decreased $1.8 million, or 7%, compared to the year ended December 31, 2015. This decrease is primarily due to terminal assets that became fully depreciated in December of 2015 and January of 2016 at the Baltimore and Newark terminals.
•	Income from joint venture for the year ended December 31, 2016 decreased less than $0.1 million, or 3% compared to the year ended December 31, 2015 resulting from the Partnership’s investment in the Cenex joint venture.
•	Interest expense for the year ended December 31, 2016 increased slightly compared to the year ended December 31, 2015 due to one additional day of commitment fee expense caused by the leap year.
•	Interest and dividend income for the year ended December 31, 2016 decreased $0.1 million compared to the year ended December 31, 2015. This decrease was attributable to lower amounts of short-term investments held during 2016.
•	Gain (loss) on investments for the year ended December 31, 2016 decreased $0.1 million compared to the year ended December 31, 2015. The decrease was primarily attributable to a $0.1 million decrease in mark-to-market gain on investments.
•	Income tax expense for the year ended December 31, 2016 decreased slightly compared to the year ended December 31, 2015.
•	Net income for the year ended December 31, 2016 increased by $3.4 million, or 10%, compared to the year ended December 31, 2015.
•	Adjusted EBITDA, as defined by the Partnership, increased $1.6 million for the year ended December 31, 2016 compared with the year ended December 31, 2015.

Attachment A to this communication contains selected financial information from the Partnership’s Statements of Operations and Balance Sheets for each of the years ended December 31, 2016, 2015, 2014, 2013 and 2012.

Non-GAAP Financial Measure

In addition to the GAAP results provided in this annual report on Form 10-K, we provide a non-GAAP financial measure, Adjusted EBITDA. A reconciliation from the most directly comparable GAAP financial measures to the non-GAAP measurement is provided below. We define Adjusted EBITDA as net income (loss) before net interest expense, income tax expense, depreciation and amortization expense and equity based compensation expense as further adjusted to remove gain or loss on investments and on the disposition of assets and non-recurring items, such as the IPO expenses.

Adjusted EBITDA is a non-GAAP supplemental financial measure that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;
•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;
•	our ability to incur and service debt and fund capital expenditures; and
•	the viability of acquisitions and other capital expenditure projects and the returns on investment in various opportunities.

We believe that the presentation of Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA are net income and net cash provided by operating activities. Our non-GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to GAAP net income or net cash provided by operating activities. Adjusted EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

Attachment B to this communication contains a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measures for the three years ended December 31, 2016, 2015 and 2014.

Operational Update

The Partnership generated increased revenues, net income and Adjusted EBITDA in the year ended December 31, 2016 as compared the year ended December 31, 2015. This increase continued the recovery from the period of reduced utilization that occurred during the middle of 2015 when some customers did not renew their contracts, resulting in approximately 580,000 barrels of tankage being placed under “spot” (month-to-month) contracts during the first quarter of 2015, and 221,000 barrels of unutilized storage as of December 31, 2015, at the Galveston terminal.

During the second quarter of 2016, some spot contracts were terminated. As of February 28, 2017, 255,000 barrels of tankage remain under spot contracts, and 375,000 barrels of tankage are unutilized at the Galveston terminal.  There is no certainty that we will be able to keep the remaining tanks under contract throughout 2017.

Terminal service agreements that account for an aggregate of 50% of our total expected revenues from base storage services fees for the year ended December 31, 2017 are now in the evergreen renewal phase and could be terminated without penalty during 2017. There is no certainty that these contracts will be extended or that any extension or recontracting will result in the same level of revenue to the Partnership.

The Partnership has recently completed the construction of two tanks totaling 99,000 barrels of storage capacity at the Blakeley Island terminal that were placed in service and under contract during the first quarter of 2017.

Filing of Annual Report on Form 10-K

World Point Terminals, LP filed its Annual Report on Form 10-K with the Securities and Exchange Commission and posted that report to its website: www.worldpointlp.com on March 14, 2017. Unitholders may obtain a hard copy of the Annual Report on Form 10-K containing the Partnership’s complete audited financial statements for the year ended December 31, 2016 free of charge by contacting World Point Terminals, LP, Attention: Investor Relations, 8235 Forsyth Blvd., Suite 400, St. Louis, MO 63105 or by phoning (314) 854-8366.

About World Point Terminals, LP

World Point Terminals, LP is a master limited partnership that owns, operates, develops and acquires terminals and other assets relating to the storage of light refined products, heavy refined products and crude oil. The Partnership’s storage terminals are strategically located in the East Coast, Gulf Coast and Midwest regions of the United States. The Partnership is headquartered in St. Louis, Missouri.

Forward-Looking Statements

Disclosures in this press release contain certain forward-looking statements within the meaning of the federal securities laws. Statements that do not relate strictly to historical or current facts are forward-looking. These statements contain words such as “possible,” “if,” “will” and “expect” and involve risks and uncertainties including, among others that our business plans may change as circumstances warrant. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Partnership does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which the Partnership becomes aware, after the date hereof.

Contacts:

Investor Relations

Phone: (314) 854-8366

www.worldpointlp.com

Attachment A: Selected Financial Data

	For the Years Ended December 31,
	2016	2015	2014	2013	2012
					Predecessor
	(In thousands except unit data)
Statements of Operations Data:
Revenues
Third parties	$59,856	$59,082	$56,675	$55,186	$52,591
Affiliates	39,768	37,044	33,488	28,634	21,518
	99,624	96,126	90,163	83,820	74,109
Operating costs, expenses and other:
Operating expenses	27,539	26,074	26,592	23,363	18,318
Operating expenses reimbursed to affiliates	4,644	5,177	3,015	4,449	5,790
Selling, general and administrative expenses	4,293	4,216	5,247	3,883	1,385
Selling, general and administrative expenses reimbursed to affiliates	2,565	2,053	1,958	2,194	1,338
Depreciation and amortization	23,901	25,733	20,441	18,222	15,363
Income from joint venture	(815)	(836)	(485)	(198)	-
(Loss) gain on disposition of assets	338	(5)	181	-	476
Total operating costs, expenses and other	62,465	62,412	56,949	51,913	42,670

Income from operations	37,159	33,714	33,214	31,907	31,439

Other income (expense)
Interest expense	(830)	(828)	(849)	(443)	(498)
Interest and dividend income	235	288	230	183	135
Gain on investments and other-net	(13)	103	47	142	368
Income before income taxes	36,551	33,277	32,642	31,789	31,444
(Benefit)/provision for income taxes	122	148	124	(573)	524
NET INCOME	36,429	33,129	32,518	32,362	30,920

Net income attributable to noncontrolling interest	-	-	-	(543)	(867)
Net income attributable to shareholder/unitholders	$36,429	$33,129	$32,518	$31,819	$30,053
Less Predecessor net income prior to August 14, 2013				17,921
Net income from August 14, 2013 to December 31, 2013 attributable to unitholders				$13,898

Basic and diluted earnings per unit attributable to unitholders(1)
Common	$1.04	$0.95	$0.98	$0.42
Subordinated(2)	$1.04	$0.95	$0.98	$0.42
Distributions per unit for the post IPO period	$1.2000	$1.2000	$1.2000	$0.4565

Balance Sheet Data (at period end):
Property, plant and equipment, net	$170,553	$171,488	$143,172	$137,479	$116,440
Total assets	$205,085	$206,423	$181,775	$185,117	$134,151
Total liabilities	$13,071	$11,382	$11,757	$21,213	$15,721
Total partners’ / shareholder’s equity	$192,014	$195,041	$170,018	$163,904	$118,430

(1)	The basic and diluted earnings per unit for the year ended December 31, 2013 represents earnings for the portion of the year from the date the IPO closed on August 14, 2013 through December 31, 2013.
(2)	The subordinated units were converted to common units on a one-for-one basis on November 14, 2016. See Item 8. Financial Statements and Supplementary Data, Note 18 for further discussion.

Attachment B: Reconciliation of Net Income to Adjusted EBITDA and Net Cash Provided by Operating Activities

	For the Years Ended December 31,
	2016	2015	2014
Reconciliation of Net Income to Adjusted EBITDA:
Net Income	$36,429	$33,129	$32,518
Depreciation and amortization	23,901	25,733	20,441
Depreciation and amortization – CENEX joint venture	524	495	273
Provision for income taxes	122	148	124
Interest expense	830	828	849
IPO expenses	-	-	903
Interest and dividend income	(235)	(288)	(230)
Equity based compensation expense	2,379	2,544	1,933
(Gain) loss on disposition of assets, net	338	(5)	181
Gain (loss) on investments and other, net	(13)	103	47
Adjusted EBITDA	$64,275	$62,687	$57,039

	For the Years Ended December 31,
	2016	2015	2014
Reconciliation of net cash provided by operating activities to Adjusted EBITDA:
Net cash flows from operating activities	$61,330	$60,572	$57,545
Changes in assets and liabilities that provided cash	2,403	103	(2,748)
Amortization of deferred financing costs	(185)	(184)	(203)
Income from CENEX joint venture	815	836	485
Distribution from CENEX joint venture	(1,216)	-	-
Depreciation and amortization – CENEX joint venture	524	495	273
Provision for income taxes	122	148	124
Interest expense	830	828	849
IPO Expenses	-	-	903
Interest and dividend income	(235)	(288)	(230)
Realized loss on investments and other – net	(113)	177	41
Adjusted EBITDA	$64,275	$62,687	$57,039

Net cash used in investing activities	$(23,109)	$(24,983)	$(30,424)
Net cash used in financing activities	$(41,832)	$(41,832)	$(39,899)